Exhibit 10.4

CONSULTATION CONTRACT

International Stem Cell Corporation, a Delaware corporation (“the Company”), and Kenneth C. Aldrich (hereafter referred to as “Consultant”), in consideration of the mutual promises made herein, agree as follows.

ARTICLE I—EFFECTIVE DATE OF AGREEMENT

Section 1.01. Consultant and Company (collectively the “Parties”) agree that this Consultation Contract (hereafter the “Agreement”) shall be effective as of the date that Consultant no longer is serving as a member of the Board of Directors of Company.

Section 1.02. As described in Section 1.01, the date the Agreement becomes effective will hereafter be referred to as the “Effective Date.” The Effective Date of the Agreement shall commence on the date Consultant ceases to be a director of the Company.

ARTICLE II—TERM OF CONSULTATION

Section 2.01. As of the Effective Date, Company agrees to engage Consultant and Consultant accepts such engagement with Company as a consultant for a period of six (6) months from the Effective Date, subject to extension or termination as provided herein.

Section 2.02. As used herein, the phrase “Term,” refers to the entire period of Consultation by Consultant to Company hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual Agreement between Company and Consultant.

ARTICLE III—DUTIES AND OBLIGATIONS OF CONSULTANT

Section 3.01. Consultant shall serve as a consultant to the Company and its Board of Directors with respect to the general business and financial affairs of the Company. In such capacity, Consultant shall do and perform services, acts or things necessary, advisable and consistent with the business of Company, subject at all times to the policies set by the CEO, Company’s Board of Directors, and to the consent of the Board when required by the terms of this Agreement, and to the limitations on Consultant’s obligations set forth herein. In the context of his duties and responsibilities.

Section 3.02. Consultant shall use his best efforts during the term of this Agreement to provide all information he can to permit the Company’s executives to assume the duties Consultant has previously managed in his role as Executive Director, and will deliver to the Company any original documents and information regarding the activities which he conducted on behalf of ISCO that may be in his possession, if any. These activities involve financing, IR, and ACT negotiations. If needed, at least once a month, with a 5-6 days prior notice, a meetings to discuss business issues will be held at the Carlsbad office. Consultant must coordinate his activities with ISCO goals and targets. If the Consultant is working on any project on behalf of ISCO, Consultant shall copy ISCO CEO, or the manager assigned by the CEO to take part in his project, in all project-related correspondence. Whenever feasible, Consultant shall be expected to attend Board meetings whenever asked to do so by the CEO or a Board member.

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Section 3.03. (a) During the term of this Agreement (unless modified as provided in Section 5 hereof) Consultant shall be available to the Board and/or the CEO of the Company for telephonic and in advice for a minimum of 52 hours per month but Consultant shall not be required to maintain any specific hours or days of availability and shall be free to travel, attend other business or personal affairs so long as he remains generally available to the Company by phone or Internet during such periods of time as he is in the US and within reach of such methods of communication. All matters regarding Consultant’s duties and responsibilities, compensation and access to Consultants services shall be coordinated through the CEO of the Company or an executive designated by the CEO or the Board of Directors.

.(b) Subsection (b) omitted deliberately

(c) At all times hereunder Consultant shall remain an independent contractor and shall not be considered an employee of the Company. Therefore, the Company shall not control the manner and means by which Consultant performs services and this Agreement shall not be interpreted to prohibit Consultant from making personal investments or conducting private business affairs, including consulting contracts with third parties or the management or ownership of other companies if those activities do not materially interfere with the services required under the Agreements. By way of clarification, this Agreement shall not prevent Consultant, from acting as a Board member, consultant or employee of (or investor in) another company in the biotech industry unless his duties therein would create a conflict of interest with his duties for the Company which could not reasonably be eliminated by recusing himself from any activities which might create such a conflict of interest. All such activities of Consultant shall be in strict adherence to Non-Disclosure and Confidentiality provisions specified in this Agreement and/or provisions of subsequent agreements as described in Section 3.04. To avoid inadvertent conflicts, Consultant agrees to notify Company of any Directorships, employment or Consultancies he may undertake during the term of this Agreement that involve a company in the biotech field. This Agreement shall not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company. Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

(d) Consultant shall not be entitled to receive any benefits normally provided to the Company’s employees including, but not limited to, vacation payments, sick pay, paid holidays, retirement benefits, or health insurance or other benefits. The Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service to the extent required by law. Because Consultant is an independent contractor, no part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes, and the Company shall not obtain worker’s compensation insurance on Consultant’s behalf. Consultant shall be solely responsible for filing, , all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to his work for and compensation received from the Company under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable federal, state and local laws governing his performance of Services under this Agreement.

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Section 3.04. (a) The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of Consultant’s duties hereunder, Consultant shall have access to and become acquainted with confidential information concerning the operations of Company, confidential information that is owned by Company and regularly used in the operation of Company’s business, and that such confidential information may constitute Company’s trade secrets.

(b) Consultant specifically agrees that he shall not misuse, misappropriate, or disclose any such confidential information, directly or indirectly, to any other person or use such information in any way, either during the Term of this Agreement at any other time thereafter, except as is required in the course of performing Consultant’s services hereunder.

(c) Consultant further agrees that except for Consultant’s personal files, records and materials, all files, records, documents, drawings, specifications, equipment, and similar items relating to Company’s business, whether prepared by Consultant or others, are and shall remain exclusively the property of Company and that they shall be removed from the premises of Company only with the express prior written consent of Company’s Board of Directors.

(d) Consultant agrees that during the Term of this Agreement and thereafter he will take all steps reasonably necessary to hold the Company’s Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any Proprietary Information to any third party without first obtaining the Company’s express written consent on a case by case basis. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, trade secrets, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements and discoveries; (b) information regarding plans for research, development, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees and other consultants of the Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Proprietary Information if: (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; (3) it has been independently developed for Consultant by personnel or agents having no access to the Proprietary Information; or (4) it was known to Consultant prior to its first receipt from the Company.

(e) Consultant understands that the Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose it to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use it for any purpose, except in connection with Consultant’s work for the Company or as expressly authorized in writing by an officer of Company.

(f) Consultant agrees that all work product, inventions, discoveries and know-how that Consultant conceives, reduces to practice, and/or discovers, whether alone or in conjunction with

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others, in the course of or as a result of his performance of the Services and/or his work for the Company under this Agreement, and all intellectual property rights therein (collectively, the “Company Work Product”) shall be the sole and exclusive property of the Company. Consultant agrees to disclose any and all Company Work Product to the Company, or to any person designated by the Company, promptly and in writing upon request.

(h) Consultant irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product. Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of the Company’s ownership in the Company Work Product. Consultant agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce all intellectual property rights in the Company Work Product.

(i) Because of Consultant’s access to the Proprietary Information, which has significant value to the Company, the Company shall have the right to enforce this Section 3 by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of Section 3 of this Agreement.

ARTICLE IV—OBLIGATIONS OF COMPANY

Section 4.01. Company shall provide Consultant with the compensation, incentives and business expense reimbursement specified elsewhere in this Agreement.

ARTICLE V—COMPENSATION OF CONSULTANT

Section 5.01. (a) As compensation for the services to be performed hereunder, Consultant shall receive a monthly fee payable in arrears at the rate of ten thousand ($10,000) per month, prorated for any partial month of the Term. The monthly consulting fees shall be payable without invoice on the last day of each month hereunder, prorated for any partial month

(b) Consultant shall receive such discretionary incentive bonuses as it may be determined by Company’s Board of Directors in its sole discretion.

ARTICLE VI—[This section intentionally omitted]

ARTICLE VII—BUSINESS EXPENSES

Section 7.01.(a) The Company agrees to reimburse Consultant for reasonable expenses related to the performance of the services within thirty (30) days of receiving an invoice for the same. Any expense in excess of $250 per months must be approved in advance by the CEO of the Company in writing.

(b) Each expense shall be reimbursable only if Consultant furnishes to Company adequate records and other documentary evidence required by applicable Company policies.

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ARTICLES VIII—TERMINATION OF CONSULTATION

Section 8.01. (a) Company reserves the right to terminate this agreement immediately if the Board determines that Consultant has committed any act of fraud or has materially breached any of his obligations under this Agreement or the Non-Disclosure and Confidentiality Agreement, or if Consultant is convicted of a felony (collectively “Termination for Cause”). Notwithstanding anything else in this section, if Consultant is indicted of a felony, Company may, at Company’s option, suspend Consultants duties pursuant to Article III of this Agreement, and suspend the payment of any consulting fees to Consultant, pending the outcome of such indictment.

(b)	Company may at its option terminate this Agreement for the reasons stated in this Section by giving the notice of termination to Consultant, without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement.

(c)	The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

Section 8.02. Consultant may terminate his obligations under this Agreement by giving Company at least thirty (30) days written notice in advance.

Section 8.03. Upon termination of this Agreement for any reason, Consultant shall promptly return any property of the Company to the Company. Any termination of this Agreement shall not affect the duties of Consultant to protect the confidential information of the Company.

ARTICLE IX—GENERAL PROVISIONS

Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the signature page of this Agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Section 9.02. (a) Any controversy between Company and Consultant involving the consulting relationship and/or the construction or application of any of the terms, provisions, or conditions of this Agreement shall, on the written request of either party served on the other, be submitted to binding arbitration to be conducted by the American Arbitration Association in San Diego, California. Arbitration shall comply with and be governed by the provisions of the American Arbitration Association.

(b) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Section 9.03. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

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Section 9.04. This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to the retaining of Consultant by Company (other than stock option or other incentive compensation agreements reflecting previously granted awards and the Agreement to Provide Consulting Services dated March __2012, which shall superseed this Agreement in the event of any conflict between the two) and contains all of the covenants and Agreements between the parties with respect to that subject matter. Each party to this Agreement acknowledges that no representation, inducements, promises, or Agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other Agreement, statement, or promise not contained in the Agreement shall be valid or binding on either party except as contained in the Agreement to Provide Consulting Services dated March __2012 referred to above.

Section 9.05. Any modification of this Agreement will be effective only if it is in writing and signed by both parties to this Agreement.

Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of that right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 9.07. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 9.08. This Agreement shall be governed by and construed in accordance with the laws of the State of California and any legal proceedings brought hereunder shall be brought in the County of San Diego, State of California.

Executed on March 9, 2012, at Carlsbad, California.

International Stem Cell Corporation

By:	/s/ Dr. Andrey Semechkin

Dr. Andrey Semechkin
Co-Chairman and CEO
5950 Priestly Drive
Carlsbad, CA 92008

CONSULTANT

/s/ Kenneth C. Aldrich
Kenneth C. Aldrich
157 Surfview Drive
Pacific Palisades, CA 90272

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